Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS SECOND QUARTER FINANCIAL RESULTS

Second Best Second Fiscal Quarter Sales for Company’s Current Business
Despite $1.2 Million of Negative Foreign Exchange Impact

Announces Expanded Share Repurchase Authorization to $40 Million

Salt Lake City, Utah – April 1, 2015.  Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal second quarter ended February 28, 2015.

Fiscal 2015 Second Quarter Financial Highlights

Revenue:  Consolidated revenue for the quarter ended February 28, 2015 was the second-highest second fiscal quarter for the Company’s current business, reaching $46.3 million.  These strong sales were achieved in spite of absorbing $1.2 million of adverse impact from foreign exchange rates as the U.S. dollar strengthened against various currencies during the quarter.  Sales were essentially flat compared with $46.5 million in the prior year.  The second quarter of fiscal 2015 was also up against a tough comparison with last year due to the successful launch of the re-created The 7 Habits of Highly Effective People Signature Program, which had a significant impact on prior year sales in English speaking markets.  Despite these factors, many of the Company’s practices and delivery channels grew compared with the prior year, including 30 percent growth in the Sales Performance practice; 14 percent growth in the Education practice; 10 percent growth from international licensee partners (including $0.2 million of adverse foreign exchange impact); 10 percent growth (in functional currencies) at the Company’s offices in Japan and the United Kingdom; and 9 percent growth from the Company’s government services office.

Gross profit:  Second quarter gross profit was $30.0 million, compared with $31.4 million in the second quarter of the prior year due to the effects of foreign exchange on translated sales and cost of sales, increased curriculum amortization expense, increased costs of certain offerings, and changes in the mix of services sold during the quarter.  Consolidated gross margin was 64.8 percent of sales compared with 67.5 percent in the second quarter of fiscal 2014.

Operating Expenses:  The Company’s operating expenses increased by $1.3 million compared with the second quarter of the prior year, which was primarily due to a $1.1 million increase in selling, general, and administrative expenses, reflecting increased investments in marketing and promotional events and the hiring of new sales personnel.  The Company believes that these investments have already begun to drive growth in the second half of fiscal 2015 as potential business pipelines are significantly higher than at the same time in the prior year.

Adjusted EBITDA:  Second quarter Adjusted EBITDA was $3.8 million, compared with $6.6 million in the second quarter of the prior year.  The Company’s second quarter Adjusted EBITDA was affected by $0.8 million of foreign exchange related costs, including $0.4 million of transaction losses; the costs associated with hiring new client partners and new Education practice coaches; and holding additional marketing events and selling initiatives during the quarter.

Net Income: Net income for the quarter decreased to $0.4 million compared with $2.0 million in the second quarter of fiscal 2014, reflecting the factors noted above.

Diluted EPS: Diluted EPS for the quarter ended February 28, 2015 decreased to $0.02 per share compared with $0.12 per share in the second quarter of the prior year.

Balance Sheet:  Cash increased to $18.6 million at the end of the second quarter, with no borrowings on its line of credit facility, compared with $7.6 million of cash at the end of the first quarter of fiscal 2015.

Adjusted EBITDA Outlook:  At current exchange rates, the Company expects to absorb approximately $2.8 million of negative impact to its Adjusted EBITDA from foreign exchange in fiscal 2015.  The Company, however, is encouraged by the expected strength of its business for the second half of fiscal 2015 and is therefore only reducing its fiscal 2015 Adjusted EBITDA guidance range by $1.0 million to between $36 million and $39 million.

Expanded Share Repurchase Plan:  The Company received authorization from its Board of Directors to expand the January 2015 share repurchase plan from $10.0 million to $40.0 million.  The Company also increased the borrowing capacity of its line of credit facility from $10.0 million to $30.0 million.

Bob Whitman, Chairman and Chief Executive Officer, commented, “Second quarter sales were the second best ever for the Company’s current business even in comparison with a very strong quarter a year ago.  Foreign exchange also negatively impacted both sales and Adjusted EBITDA during the quarter.  We significantly increased our investment in growth initiatives during the quarter, including investments in new client partners and marketing initiatives which we expect to make meaningful contributions to our third and fourth quarters.”

Whitman continued, “We expect a strong second half of the year, with higher revenues leading to increases in both profitability and cash flow.  We also continue to be confident about our ability to execute on the strategic goals of our multi-year plan.  Accordingly, our Board of Directors has recently authorized an expanded share repurchase program to take advantage of our strong balance sheet and increased line of credit facility to support shareholder value creation.”

Fiscal 2015 Second Quarter Financial Results

Consolidated sales were essentially flat at $46.3 million, compared with $46.5 million in the second quarter of fiscal 2014, after absorbing $1.2 million of adverse revenue impact from foreign exchange rates.  In the second quarter of fiscal 2014, the Company launched the re-created The 7 Habits of Highly Effective People Signature Program, which significantly increased sales in English speaking markets.  The Company did not release any comparable new offerings during the quarter ended February 28, 2015.  Despite the impact of these events, sales grew in many of the Company’s practices and major delivery channels.  Compared with the prior year, sales at the Company’s regional offices decreased 8 percent primarily due to the prior year’s strong launch of the re-created The 7 Habits of Highly Effective People Signature Program.

Gross profit decreased to $30.0 million, compared with $31.4 million in the prior year primarily due to the effects of foreign exchange on translated sales and cost of sales, increased capitalized curriculum amortization, increased costs in certain practices and delivery channels, and changes in the mix of offerings sold during the quarter.  Consolidated gross margin declined to 64.8 percent of sales compared with 67.5 percent in the second quarter of fiscal 2014.

Selling, general, and administrative (SG&A) expenses for the quarter ended February 28, 2015 increased $1.1 million compared with the second quarter of fiscal 2014.  The increase in SG&A expenses over the prior year was primarily due to i) a $1.3 million increase related to marketing and promotional spending and the addition of new personnel; and ii) $0.4 million of foreign exchange transaction losses as the U.S. dollar continued to strengthen during the quarter.  The Company continued to invest in new sales personnel and had 175 client partners at February 28, 2015 compared with 155 at March 1, 2014.  The impact of these increased expenses was partially offset by $0.4 million of decreased non-cash share-based compensation expense.

The Company’s depreciation expense increased by $0.2 million primarily due to the addition of new capital assets during fiscal 2014 and the first two quarters of fiscal 2015.  Amortization expense was essentially flat compared with the second quarter of fiscal 2014.

Income from operations for the quarter ended February 28, 2015 decreased to $1.2 million, compared with $3.9 million in the same quarter of fiscal 2014, reflecting the combination of lower gross profit and increased operating expenses.  Net income decreased to $0.4 million, or $0.02 per diluted share, compared with $2.0 million, or $0.12 per diluted share in fiscal 2014.

Fiscal 2015 Year-to-Date Financial Results

Consolidated sales for the two quarters ended February 28, 2015 increased $4.3 million, or 5 percent, to $94.2 million, after absorbing $2.0 million of adverse revenue impact from foreign exchange rates, compared with $89.9 million for the first two quarters of fiscal 2014.  Sales grew in all of the Company’s major delivery channels, highlighted by 49 percent growth at the Company’s office in the United Kingdom, 37 percent growth from the government services office, and 15 percent growth in the Education practice.

Consolidated gross profit was essentially flat at $61.2 million compared with $61.4 million in the same period of fiscal 2014.  Gross margin for the two quarters ended February 28, 2015 decreased to 65.0 percent of sales compared with 68.3 percent in the first half of fiscal 2014.  Gross profit for the two quarters ended February 28, 2015 was adversely impacted by the effects of foreign exchange on translated sales and cost of sales, $0.9 million of increased capitalized curriculum amortization costs, primarily resulting from fiscal 2014 costs to re-create The 7 Habits of Highly Effective People Signature Program; the mix of offerings sold, including increased on-site programs and decreased facilitator revenue; and underutilization of delivery consultants and newly hired coaches in certain locations and practices.

The Company’s SG&A expenses for the two quarters ended February 28, 2015 increased $2.1 million compared with the first half of fiscal 2014.  The increase in SG&A expenses over the prior year was primarily due to i) a $1.9 million increase related to the addition of new sales personnel, increased commissions on higher sales, and increased marketing and promotional activities; ii) $0.8 million of foreign exchange losses as the U.S. dollar has strengthened during the fiscal year; and iii) $0.3 million of increased research and development expenses.  The impact of these increased expenses was partially offset by a $1.2 million decrease in non-cash share-based compensation expense.  Depreciation expense increased by $0.4 million compared with the first two quarters of fiscal 2014 primarily due to the addition of fixed assets, which consisted primarily of computer hardware, leasehold improvements, and software during fiscal 2014 and the first half of fiscal 2015.

Adjusted EBITDA was $9.7 million, compared with $12.6 million in the first two quarters of fiscal 2014.  Adjusted EBITDA margin decreased to 10.3 percent compared with 14.1 percent in the prior year.  Net income for the two quarters ended February 28, 2015 decreased to $2.3 million, or $0.13 per diluted share, compared with $3.7 million, or $0.22 per diluted share.

Net working capital totaled $55.7 million at February 28, 2015 compared with $50.1 million on August 31, 2014.  The Company’s cash flows from operating activities improved to $12.2 million for the two quarters ended February 28, 2015 compared with $8.3 million for the two quarters ended March 1, 2014.

Expanded Common Stock Buyback Authorization

On January 23, 2015, the Board of Directors approved a new plan to repurchase up to $10.0 million of the Company’s outstanding common stock.  All previously existing common stock repurchase plans were canceled and the new common share repurchase plan does not have an expiration date.  The Company has acquired 88,959 shares of its common stock for $1.6 million through February 28, 2015 under the terms of this buyback plan.

On March 27, 2015, the Company’s Board of Directors increased the aggregate value of shares of Company common stock that may be purchased under the January 2015 plan to $40.0 million so long as the Company has either $10.0 million in cash and cash equivalents or has access to debt financing of at least $10.0 million.

Increased Capacity on Line of Credit Facility

On March 31, 2015, the Company entered into the Fourth Modification Agreement to its previously existing amended and restated secured credit agreement (the Restated Credit Agreement).  The primary purposes of the Fourth Modification Agreement are to (i) increase the maximum principal amount of the line of credit from $10.0 million to $30.0 million; (ii) extend the maturity date of the Restated Credit Agreement from March 31, 2016 to March 31, 2018; (iii) reduce the applicable interest rate from LIBOR plus 2.50 percent to LIBOR plus 1.85 percent per annum; (iv) reduce the unused commitment fee from 0.33 percent to 0.25 percent per annum; and (v) increase the cap for permitted business acquisitions from $5.0 million to $10.0 million.  The Fourth Modification Agreement preserves the existing financial covenants at February 28, 2015 and adds a new asset coverage ratio whereby the Company may not permit the aggregate amounts of consolidated accounts receivable to be less than 150 percent of the outstanding balance of the line of credit.  The proceeds from the Restated Credit Agreement may continue to be used for general corporate purposes.

Earnings Conference Call

On Wednesday, April 1, 2015, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended February 28, 2015.  Interested persons may participate by dialing 877-261-8992 (International participants may dial 847-619-6548), access code: 39262840.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/gtimhmpg/lan/en.  A replay will be available from April 1 (7:30 pm ET) through April 9, 2015 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 39262840#.  The webcast will remain accessible through April 9, 2015 on the Investor Relations area of the Company’s Web site at: http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2015; anticipated future sales; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and certain other items such as adjustments to the fair value of expected earn out liabilities resulting from the acquisition of businesses.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company does not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of its inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global, public company specializing in performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education. Franklin Covey clients have included 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 100 offices providing professional services in over 150 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	March 1,	February 28,	March 1,
	2015	2014	2015	2014

Net sales	$46,316	$46,506	$94,190	$89,924

Cost of sales	16,301	15,095	32,971	28,483
Gross profit	30,015	31,411	61,219	61,441

Selling, general, and administrative	26,841	25,707	52,540	50,458
Depreciation	1,040	816	2,004	1,601
Amortization	953	989	1,906	1,978
Income from operations	1,181	3,899	4,769	7,404

Interest expense, net	(428)	(450)	(856)	(867)
Discount on related party receivable	-	(142)	(131)	(283)
Income before income taxes	753	3,307	3,782	6,254

Income tax provision	(326)	(1,336)	(1,527)	(2,564)
Net income	$427	$1,971	$2,255	$3,690

Net income per common share:
Basic	$0.03	$0.12	$0.13	$0.22
Diluted	0.02	0.12	0.13	0.22

Weighted average common shares:
Basic	16,908	16,717	16,889	16,640
Diluted	17,086	16,926	17,089	16,892

Other data:
Adjusted EBITDA(1)	$3,847	$6,620	$9,726	$12,640

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	March 1,	February 28,	March 1,
	2015	2014	2015	2014
Reconciliation of net income to Adjusted EBITDA:
Net income	$427	$1,971	$2,255	$3,690
Adjustments:
Interest expense, net	428	450	856	867
Discount on related party receivable	-	142	131	283
Income tax provision	326	1,336	1,527	2,564
Amortization	953	989	1,906	1,978
Depreciation	1,040	816	2,004	1,601
Share-based compensation	608	983	1,010	2,244
Reduction of contingent earnout liability	-	(67)	(28)	(587)
Other expense	65	-	65	-

Adjusted EBITDA	$3,847	$6,620	$9,726	$12,640

Adjusted EBITDA margin	8.3%	14.2%	10.3%	14.1%

FRANKLIN COVEY CO.
Additional Sales and Financial Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	March 1,	February 28,	March 1,
	2015	2014	2015	2014
Sales Detail by Region/Type:
U.S./Canada direct	$22,678	$24,158	$45,831	$45,066
International direct	6,588	6,973	13,504	13,198
Licensees	4,279	3,899	8,818	8,273
National account practices	10,269	8,394	20,210	17,248
Self-funded marketing	1,186	1,317	2,765	2,795
Other	1,316	1,765	3,062	3,344

Total	$46,316	$46,506	$94,190	$89,924

Sales Detail by Category:
Training and consulting services	$43,545	$43,683	$89,018	$85,018
Products	1,822	1,747	3,136	3,073
Leasing	949	1,076	2,036	1,833

	46,316	46,506	94,190	89,924
Cost of Goods Sold by Category:
Training and consulting services	14,934	14,035	30,355	26,449
Products	896	576	1,533	1,083
Leasing	471	484	1,083	951
	16,301	15,095	32,971	28,483
Gross Profit	$30,015	$31,411	$61,219	$61,441

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	February 28,	August 31,
	2015	2014
Assets
Current assets:
Cash	$18,599	$10,483
Accounts receivable, less allowance for
doubtful accounts of $1,010 and $918	47,987	61,490
Receivable from related party	1,151	1,851
Inventories	5,610	6,367
Income taxes receivable	783	2,432
Deferred income taxes	4,249	4,340
Prepaid expenses and other current assets	5,759	6,053
Total current assets	84,138	93,016

Property and equipment, net	16,198	17,271
Intangible assets, net	55,265	57,177
Goodwill	19,903	19,641
Long-term receivable from related party	2,747	3,296
Other assets	13,204	14,785
	$191,455	$205,186

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,384	$1,298
Accounts payable	7,573	12,001
Accrued liabilities	19,525	29,586
Total current liabilities	28,482	42,885

Financing obligation, less current portion	25,361	26,078
Other liabilities	3,965	3,934
Deferred income tax liabilities	5,984	5,575
Total liabilities	63,792	78,472

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	207,050	207,148
Retained earnings	60,751	58,496
Accumulated other comprehensive income	711	1,451
Treasury stock at cost, 10,267 and 10,266 shares	(142,202)	(141,734)
Total shareholders' equity	127,663	126,714
	$191,455	$205,186